Exhibit 10.18

[ChannelAdvisor Corporation Letterhead]

March [        ], 2013

[name]

[Address 1]

[Address 2]

Re:	Vesting of Stock Options upon Change of Control

Dear [Tim],

This letter (“Agreement”) sets forth the terms of the acceleration of vesting of all options to purchase shares of common stock of ChannelAdvisor Corporation (“ChannelAdvisor”) held by you at the effective time of a Change of Control of ChannelAdvisor ( “Options”).

In addition to any other right to accelerated vesting that may exist under any ChannelAdvisor equity incentive plan and stock option agreement governing the terms of the Options, and notwithstanding the vesting conditions set forth in such applicable equity incentive plan and stock option agreement, the vesting of all Options held by you on the effective date of a Change of Control of ChannelAdvisor shall automatically be accelerated in full such that your Options are fully vested and exercisable effective immediately prior to the consummation of a Change of Control.

For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of ChannelAdvisor representing fifty percent (50%) or more of the total voting power represented by ChannelAdvisor’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by ChannelAdvisor of all or substantially all of ChannelAdvisor’s assets to parties unrelated to ChannelAdvisor; or (iii) the consummation of a merger or consolidation of ChannelAdvisor with any other entity, other than a merger or consolidation which would result in the voting securities of ChannelAdvisor outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of ChannelAdvisor or such surviving entity or its parent outstanding immediately after such merger or consolidation. However, a Change of Control will not include (i) any consolidation or merger effected exclusively to change the domicile of ChannelAdvisor, (ii) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by ChannelAdvisor or any successor, or indebtedness of ChannelAdvisor is cancelled or converted, or a combination thereof, or (iii) an initial public offering of ChannelAdvisor’s common stock pursuant to a registration statement filed with and declared effective by the Securities Exchange Commission under the Securities Act of 1933, as amended.

Except as herein modified or amended, no other term or provision of the Options is amended or modified in any respect. This Agreement may not be amended or modified without the mutual consent of each party. This Agreement shall be governed by the laws of the State of North Carolina and the parties submit to the jurisdiction of the state and federal courts encompassing ChannelAdvisor’s principal offices for the resolution of any claims, disputes or proceedings arising under the Agreement.

If the terms of this Agreement are acceptable, please sign below to acknowledge your consent and agreement.

Sincerely,

CHANNELADVISOR CORPORATION

By:
Name:
Title:

AGREED TO AND ACCEPTED:

[Name]

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